Exhibit 99.1

KalVista Pharmaceuticals Announces Pricing of a $160.1 Million Public Offering of Common Stock and Pre-Funded Warrants

Cambridge, MA & Salisbury, England, February 15, 2024 – KalVista Pharmaceuticals, Inc. (Nasdaq: KALV) (“KalVista”) today announced the pricing of its underwritten public offering of (i) 7,016,312 shares of its common stock at a price to the public of $15.25 per share and (ii) pre-funded warrants to purchase 3,483,688 shares of common stock in lieu of KalVista common stock to certain investors. The gross proceeds to KalVista from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by KalVista, are expected to be $160.1 million. In addition, KalVista has granted the underwriters a 30-day option to purchase up to an additional 1,575,000 shares of common stock at the public offering price, less underwriting discounts and commissions. The pre-funded warrants will be immediately exercisable, and may be exercised at any time after their original issuance. The purchase price of each pre-funded warrant sold in this offering will be equal to the price at which a share of common stock is sold in the offering, minus $0.001, and the exercise price of each pre-funded warrant will equal $0.001 per share.

All of the shares of common stock and pre-funded warrants are being offered by KalVista. The offering is expected to close on or about February 20, 2024, subject to the satisfaction of customary closing conditions.

Jefferies, Leerink Partners, Stifel and Cantor are acting as the joint book-running managers for the offering. Needham & Company is acting as financial advisor to KalVista.

KalVista intends to use the net proceeds from this offering to fund the continued clinical development of its product candidate sebetralstat and activities related to its planned commercialization following approval, as well as continued preclinical activities for its oral Factor XIIa inhibitor program. The remainder of the net proceeds, if any, will be used for general corporate purposes.

The public offering is being made pursuant to a shelf registration statement (File No. 333-256378) on Form S-3 that was filed by KalVista with the Securities and Exchange Commission (“SEC”) on May 21, 2021 and declared effective by the SEC on June 1, 2021. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering was filed with the SEC and is available on the SEC’s website at www.sec.gov. A copy of the final prospectus supplement relating to the offering, when available, may be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, New York 10022, by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com; Leerink Partners LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at 800-808-7525, ext. 6132, or by email at syndicate@leerink.com; Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, by telephone at (415) 364-2720 or by email at syndprospectus@stifel.com; or Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor, New York, NY 10022, or by e-mail at prospectus@cantor.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of KalVista, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About KalVista Pharmaceuticals, Inc.

KalVista Pharmaceuticals, Inc. is a pharmaceutical company focused on the discovery, development, and commercialization of oral, small molecule protease inhibitors for diseases with significant unmet need. KalVista disclosed positive phase 3 data for the KONFIDENT trial for its oral, on-demand therapy sebetralstat in February 2024. KalVista anticipates submitting a new drug application to the U.S. Food and Drug Administration for sebetralstat in the first half of 2024 and expects to file for approval in Europe and Japan later in 2024. In addition, KalVista’s oral Factor XIIa inhibitor program represents a new generation of therapies that may further improve the treatment for people living with HAE and other diseases.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that do not describe historical facts, including, but not limited to, statements regarding KalVista’s expectation of market conditions and the satisfaction of customary closing conditions related to the offering and sale of its securities, the expected gross proceeds and timing of completion of the offering, the expected use of proceeds and anticipated preclinical and clinical development activities, the timing of clinical trials and announcements of clinical results, and potential benefits of KalVista’s product candidates are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks identified in KalVista’s filings with the SEC, the prospectus related to the offering, and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect KalVista’s results of operations, which would, in turn, have a significant and adverse impact on KalVista’s stock price. KalVista cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Further information on potential risk factors that could affect KalVista’s business and financial results are detailed in KalVista’s filings with the SEC, including in KalVista’s annual report on Form 10-K for the year ended April 30, 2023, quarterly reports on Form 10-Q, and other reports made from time to time with the SEC. KalVista undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contact:

KalVista Pharmaceuticals, Inc.

Jarrod Aldom

Vice President, Corporate Communications

(201) 705-0254

jarrod.aldom@kalvista.com

Ryan Baker

Head, Investor Relations

(617) 771-5001

ryan.baker@kalvista.com